LAWSON TWO

REPORT TO HYDROMER
1999

Confidential                                                   Valuation Report
--------------------------------------------------------------------------------

                           VALUATION OF CERTAIN SHARES
                                       OF
                        BIOSEARCH MEDICAL PRODUCTS, INC.


                          Valuation Date: May 17, 1999
                           Issuance Date: June 4, 1999


                              Howard, Lawson & Co.
                  Two Penn Center Plaza Philadelphia, PA 19102
                     Tel: (215) 988-0010 Fax: (215) 568-0029


--------------------------------------------------------------------------------

Opinion Letter
--------------------------------------------------------------------------------

                                Table of Contents

Opinion Letter - The Opinion of Howard, Lawson & C the common stock of Biosearch Medical Products, Inc. ( possible acquisition of Biosearch. The effective date of our letter (the "Valuation Date").

Definition of Fair Market Value

The Situation

Factors Considered

Materials Reviewed

Relevant Factors Considered

Activities Conducted

Limiting Conditions and Assumptions

Discussion

Acknowledgment

Opinion


Exhibits

Summary Balance Sheet of Biosearch Medical Products

Summary Income Statement of Biosearch Medical Prod

Comparable Companies' Financial Data

Comparable Companies' Valuation Indications

Rankings of Comparable Companies

Calculation of Cost of Capital

Discounted Cash Flow Analysis - Probability of Achiev

Discounted Cash Flow Analysis - Probability of Achievi

Methodology and Background

---------------------------------------------------------------
Howard, Lawson & Co.

Howard, Lawson & Co.

     Two Penn Center Plaza                                    Investment Banking
     Philadelphia, PA 19102                                   Corporate Finance
     215 988-0010
     215 568-0029 FAX

                                             May 17, 1999
Mr. Kenneth P. Brice
Vice President of Finance
Hydromer, Inc.
35 Industrial Parkway
Somerville, NJ 08876-3518

Dear Mr. Brice:

     You have asked us to provide a valuation of the common stock (the "Shares") of Biosearch Medical Products, Inc. ("Biosearch") to assist Hydromer, Inc.
("Hydromer") in evaluating a possible acquisition of Biosearch. The effective date of the valuation is as of the date of our letter (the "Valuation Date").

Definition of Fair Market Value

     Fair market value is the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well informed about the asset and the market for that asset.

The Situation

     Biosearch develops, manufactures, and markets products designed for medical and surgical applications. Biosearch's manufacturing is largely focused on applying hydrophilic coatings to intermittent urinary catheters. Biosearch holds an exclusive, worldwide, license to apply Hydromer(R), a patented coating technology to certain medical devices.

     Revenues for Biosearch have declined from $3.6 million in 1994 to $1.3 million in 1998. In addition, Biosearch has experienced net losses in the aggregate of $3.1 million for the fiscal years 1995 through 1998. Revenues for the three months ended March 31, 1999 were $218,401 compared to $604,117 for the same period a year ago. In addition, operating losses for the three months ended March 31, 1999 amounted to $191,035 compared to operating losses of $28,004 for the three months ended March 31, 1998.

Biosearch Medical Products, Inc.                                  Opinion Letter
--------------------------------------------------------------------------------

The Situation (continued)

     Hydromer is a polymer research and development company that develops polymeric complexes for commercial markets in the medical and industrial fields Hydromer owns several process and application patents for Hydromer(R) which is a polymeric substance that becomes extremely lubricious when wet, and a technique of grafting or applying this substance onto surfaces which consist of a broad variety of materials, including other polymers such as polyurethane, polyvinyl chloride, and silicone elastomers, ceramics and metals.

     Hydromer is considering acquiring Biosearch, which would allow Hydromer to funnel its chemical production through Biosearch. Accordingly, you have asked us to provide a valuation of the common stock of Biosearch to assist you in evaluating a possible acquisition of Biosearch.

Factors Considered

     In arriving at our opinion of the fair market value of common stock of Biosearch as of the Valuation Date, we have considered all factors we deemed relevant, including the following:

     (1)  The nature and history of Biosearch's business;

     (2) The general economic outlook and the outlook for the medical equipment industry;

     (3) The book value of Biosearch and the financial condition of the company;

     (4)  The results of operations of Biosearch;

     (5) The dividend-paying capacity of Biosearch;

     (6) Whether or not Biosearch has goodwill or other intangible value;

     (7) Past transactions in Biosearch's common stock; and,

     (8) The market price of the stocks of corporations (listed on exchanges, NASDAQ or trading over-the-counter) engaged in the same or similar lines of business as Biosearch, where such stock is traded in a free and open market.

     A determination of fair market value depends upon the circumstances in each case. In forming our opinion, we considered these factors and concluded that certain factors are more significant indicators of value than others, but have not assigned mathematical weights to any of them in determining fair market value.

--------------------------------------------------------------------------------
Howard, Lawson & Co.                                                           2

Biosearch Medical Products, Inc.                                  Opinion Letter
--------------------------------------------------------------------------------

Materials Reviewed

     In arriving at our opinion, we have considered, among other things, the following information:

     (1) Audited financial statements of Biosearch for the years ended December 30, 1994 through December 31, 1998;

     (2) Audited financial statements of Biosearch for three months ended March 31, 1998 and the three months ended March 31, 1999;

     (3) Forecasted financial statements of Biosearch for the years ending December 31, 1999 through December 31, 2003 provided by Biosearch;

     (4) Publicly available financial and market information regarding certain companies we deemed comparable to Biosearch; and,

     (5) Information regarding the business and its prospects obtained in discussions with the managements of Hydromer and Biosearch.

Relevant Factors Considered

     In forming our opinion as to the fair market value of Biosearch as of the Valuation Date, we considered all recognized valuation methodologies, placing emphasis on those methods used to estimate fair market value under the assumption of the Biosearch continuing as a going concern.

Activities Conducted

     In arriving at our opinion of the fair market value of Biosearch, we conducted the following activities:

     1. We performed an asset purchase analysis of Biosearch based on estimated fair market values of Biosearch's fixed and intangible assets. The management of Hydromer estimates that Biosearch's fixed assets have a fair market value of $50,000 and the intangible assets have a fair market value of $50,000.

     2. We performed a discounted cash flow ("DCF") analysis based on management's forecasts of future earnings, adjusted to reflect the probability of a range of possible outcomes. We employed different probabilities of Biosearch meeting its forecasts, much in the same manner that a venture capital investor would use to analyze an investment in a development stage company. This method is referred to as The First Chicago Method.

--------------------------------------------------------------------------------
Howard, Lawson & Co.                                                           3

Biosearch Medical Products, Inc.                                  Opinion Letter
--------------------------------------------------------------------------------

Limiting Conditions or Assumptions

     We have relied on management's representations concerning Biosearch and on financial statements of Biosearch in forming our opinion of value. We have assumed the accuracy of all financial information reviewed. See the Methodology and Background exhibit of our report for a full description of assumptions and limiting conditions to our valuation opinion.

Discussion

     As mentioned in The Situation section of our report, revenues for Biosearch declined from $3.6 million in 1994 to $1.3 million in 1998. In addition, revenues for the three months ended March 31, 1999 were $218,401 compared to $604,117 for the same period a year ago. Biosearch experienced net losses in the aggregate of $3. l million for the fiscal years 1995 through 1998. In addition, operating losses for the three months ended March 31, 1999 amounted to $191,035 compared to operating losses of $28,004 for the same period a year ago. Furthermore, shareholders' equity as of March 31, 1999 was $489,561 compared to $3.2 million as of December 31, 1994. See Exhibits 1 and 2 for a summary balance sheet and income statement of Biosearch.

     Asset Purchase

     In arriving at our opinion of the fair market value of Biosearch, we considered an asset purchase analysis of Biosearch based on estimated fair market values of Biosearch's fixed and intangible assets as of the Valuation Date. The management of Hydromer estimates that Biosearch's fixed assets have a fair market value of $50,000 and the intangible assets have a fair market value of $50,000. Assuming that Biosearch's net operating loss carryfowards are available to a buyer, they would have an estimated value of $250,000 to $300,000.

     On the basis of an asset purchase and excluding all liabilities, we believe the relevant range of values for Biosearch is $350,000 to $400,000 in the aggregate, or $0.16 per share to $0.18 per share.

     Discounted Cash Flow

     We also performed a DCF analysis based on management's forecasts of future earnings, adjusted to reflect the probability of a range of possible outcomes. We employed different probabilities of Biosearch meeting its forecasts, much in the same manner that a venture capital investor would use to analyze an investment in a development stage company. This method is referred to as The First Chicago Method.

     In preparing the DCF analysis to determine the net present value of the expected future cash flows of Biosearch, we first calculated a cost of capital for Biosearch. Our DCF analysis was based on projections provided by Biosearch to Hydromer.

--------------------------------------------------------------------------------
Howard, Lawson & Co.                                                           4

Biosearch Medical Products, Inc.                                  Opinion Letter
--------------------------------------------------------------------------------

Discussion (continued)

     Discounted Cash Flow (continued)

     In order to determine the net present value of the estimated cash flows, we first calculated a weighted average cost of capital ("WACC") for Biosearch. The WACC serves as an estimate of the required rate of return for an investment of similar risk and capital structure. In calculating the cost of capital of Biosearch, we calculated the estimated implied cost of equity based on multiples reflected in the values of comparable publicly traded companies. See Exhibits 3 and 4 for the financial and market data of the publicly traded guideline companies, respectively. Also, see Exhibit 5 for a comparison of Biosearch to the public guideline companies.

     The guideline companies cost of equity is readily determined by the use of the Gordon Growth Model. According to this methodology, the rate of return (k) is a function of a company's projected net income (I), market value (MV), and expected five year growth rate (g).

                                   K= I/MV + g

     In our calculation of the implied cost of equity, we determined the ratio of price, or market value, to projected net income, as shown in Exhibit 6. The 1999 projected net income-to-market value ratio is the inverse of the price-to-projected net income ratio. The cost of equity is then determined by adding the expected five-year growth rate to the projected net income-to-market value ratio. Only one of the seven-selected guideline companies had analysts' consensus five-year forecasted growth rates available. Using this methodology results in implied costs of equity of 42%.

     Biosearch did not have any interest-bearing debt as of the Valuation Debt, and therefore we used the implied cost of equity rather than a WACC.

     Exhibit 7 illustrates the calculation of the present value of forecasted net after-tax free cash flows over the forecasted period and the calculation of the present value of a residual value for Biosearch at the end of the forecast period assuming that Biosearch achieves approximately 41% of its forecast. In
Exhibit 7, all cash flows of Biosearch have been discounted at 45%. We assumed that the cash flow of Biosearch will grow at an average rate of 5% over the long-term following the forecast period.

     Using a discount rate of 45%, our calculations resulted in a present value of the estimated cash flows for the fiscal years 1999 through 2003 of approximately $161,000. The present value of the post-year 2003 cash flows received in perpetuity, or residual value, is approximately $119,000. When these two amounts are added together, the total present value of future cash flows, or enterprise value, is $280,000. In order to determine the equity value of Biosearch, we subtracted debt, net of any cash of $49,000. Using a WACC of 45%, the resulting equity value is $329,000, or $0.15 per share.

--------------------------------------------------------------------------------
Howard, Lawson & Co.                                                           5

Biosearch Medical Products, Inc.                                  Opinion Letter
--------------------------------------------------------------------------------

Discussion (continued)

     Discounted Cash Flow (continued)

     In addition, we performed a DCF analysis in which Biosearch achieved approximately 55% of its forecast, as illustrated in Exhibit 8. Using the same discount rate of 45%, the resulting equity value is $445,000, or $0.20 per share.

     As indicated above, Biosearch has experienced declining revenues and continued operating losses during the last five fiscal years. However, the forecasts provided by Biosearch assume a turnaround in both revenue growth and profitability beginning in 1999. In addition, both DCF analyses illustrated in Exhibits 7 and 8 assume a turnaround of Biosearch. If it becomes apparent that Biosearch will be unable to meet its forecasts, then the appropriate steps will need to be taken to cut expenses in order to stem further losses and achieve the level of profitability indicated in the forecasts provided by Biosearch.

     On the basis of our discussions with management and the materials reviewed, it is our opinion that the fair market value for the Shares is $0.18 to $0.20 per share as of the Valuation Date.

Acknowledgment

     This report was prepared by Frank Spewock and Michael Hanzelik, both employees of Howard, Lawson & Co. and actively involved in the firm's extensive valuation practice. The appraisers have no present or contemplated future interest in Biosearch or any other interest that might tend to prevent their making a fair and unbiased appraisal.

     This report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers. A signed certification is contained in the Methodology and Background exhibit of our report.

Opinion

     On the basis of our analysis and the materials reviewed as stated in this letter, it is our opinion that Biosearch had a fair market value of $0.18 to $0.20 per share as of the Valuation Date.

                                                        /s/ Howard, Lawson & Co.
                                                            HOWARD, LAWSON & CO.

--------------------------------------------------------------------------------
Howard, Lawson & Co.                                                          6

                                   EXHIBIT 2
                           BIOSEARCH MEDICL PRODUCTS
                                Income Statement
                                  ($ in 000's)

                                           --------------------------------------------------------------------------------

                                                                              December 30,
                                                     1994                        1995                         1996
                                           --------------------------------------------------------------------------------
Total sales                                $3,574          100.0%      $3,268           100.0%      $2,649          100.0%

Cost of Goods Sold                          2,909           81.4%       2,778            85.0%       2,239           84.5%
                                           ------                      ------                       ------

Gross Profit                                  664           18.6%         490            15.0%         410           15.5%

Operating Expenses
     Selling, General & Administrative      1,452           40.6%       1,332            40.8%       1,223           46.2%
                                           ------                      ------                       ------

Income from Operations                       (788)         (22.0%)       (842)          (25.8%)       (813)         (30.7%)

Other Expense (Income)
     Interest Expense, Net                     99            2.8%          30             0.9%          72            2.7%
     Sale of Assets                        (3,329)         (93.1%)       --               0.0%        --              0.0%
     Other, Net                              (454)         (12.7%)        (29)           (0.9%)         (1)           0.0%
                                           ------                      ------                       ------
Total Other Expense                        (3,684)        (103.1%)          2             0.0%          71            2.7%

Income Before Income Taxes                  2,897           81.0%        (844)          (25.8%)       (884)         (33.4%)
                                           ------                      ------                       ------

Income Taxes                                   60            1.7%        --               0.0%        --              0.0%

Extraordinary Item                            114            3.2%        --               0.0%        --              0.0%
                                           ------                      ------                       ------

Net Income                                 $2,951           82.6%       ($844)          (25.8%)      ($884)         (33.4%)
                                           ======                      ======                       ======

EBIT                                        2,995           83.8%        (813)          (24.9%)       (812)         (30.6%)
EBITDA                                      3,120           87.3%        (698)          (21.4%)       (721)         (27.2%)

Depreciation                                  124                         115                           91

                                           ----------------------------------------------------
                                                                                                     3 months       3 months
                                                                December 30,                          ended          ended
                                                     1997                        1998                3/31/99        3/31/98
                                           ----------------------------------------------------     ------------------------
Total sales                                $1,936          100.0%      $1,295           100.0%      $218           $604

Cost of Goods Sold                          1,537           79.4%       1,271            98.2%       214            430
                                           ------                      ------                       ------------------------

Gross Profit                                  399           20.6%          24             1.8%         4            174

Operating Expenses
     Selling, General & Administrative        893           46.1%         859            66.3%       195            202
                                           ------                      ------                       ------------------------

Income from Operations                       (493)         (25.5%)       (835)          (64.5%)     (191)           (28)

Other Expense (Income)
     Interest Expense, Net                     84            4.4%          22             1.7%      --               21
     Sale of Assets                          --              0.0%        --               0.0%      (192)          --
     Other, Net                               (22)          (1.1%)         (7)           (0.5%)     (400)            (2)
                                           ------                      ------                       ------------------------
Total Other Expense                            63            3.2           16             1.2%      (592)            19

Income Before Income Taxes                   (556)         (28.7%)       (851)          (65.7%)      401            (47)
                                           ------                      ------                       ------------------------

Income Taxes                                 --              0.0%        --               0.0%      --             --

Extraordinary Item                           --              0.0%        --               0.0%      --             --
                                           ------                      ------                       ----
Net Income                                  ($556)         (28.7%)      ($851)          (65.7%)     $401           ($47)
                                           ======                      ======                       ========================

EBIT                                         (472)         (24.4%)       (829)          (64.0%)      401            (26)
EBITDA                                       (380)         (19.7%)       (768)          (59.3%)      401            (26)

Depreciation                                   91                          60


                                   EXHIBIT 3
                        BIOSEARCH MEDICAL PRODUCTS, INC.
                 Comparable Public companies Financial Summary
                                  ($ in 000s)

                                       ---------------------------------------------------------------------------------------------
                                         Electro-                Dexterity                     Nitinol
                                        Cathether                Surgical,                     Medical
                                          Corp.                    Inc.                 Technologies, Inc.      MedAmicus, Inc.
                                       ---------------------------------------------------------------------------------------------
FISCAL YEAR ENDED                         Aug 31                        Dec 31                Dec 31                  Dec 31

REVENUES                                           % Growth                % Growth                % Growth               % Growth
LATEST 12 MONTHS:                LTM      $4,979                 $18,492                $22,131                  $8,032
PRECEDING FISCAL YEARS:          FY1       5,347    -19.6%        18,492     29.0%       10,125      44.2%        8,032     12.0%
                                 FY2       6,648     -9.7%        14,337        na        7,024      83.2%        7,173     26.7%
                                 FY3       7,362      1.4%            na        na        3,833      44.8%        5,660      6.9%
                                 FY4       7,263      0.2%            na        na        2,647         na        5,295     75.9%
                                 FY5       7,248                      na                  2,003                   3,011

EBITDA                                               % Rev                   % Rev                  % Rev                   % Rev
LATEST 12 MONTHS:                LTM       ($629)   -12.6%       ($1,959)   -10.6%      ($2,383)    -10.6%         $370      4.6%
PRECEDING FISCAL YEARS:          FY1        (629)   -11.8%        (1,959)   -10.6%       (2,693)    -26.6%          370      4.6%
                                 FY2        (505)    -7.6%        (2,851)   -19.9%       (1,505)    -21.4%          371      5.2%
                                 FY3        (543)    -7.4%            na        na          746      19.5%         (635)   -11.2%
                                 FY4        (769)   -10.6%            na        na          384      14.5%           10      0.2%
                                 FY5      (1,141)   -15.7%            na        na           na         na         (850)   -28.2%

EBIT                                                 % Rev                   % Rev                  % Rev                   % Rev
LATEST 12 MONTHS:                LTM       ($761)   -15.3%       ($2,089)   -11.3%      ($3,474)    -15.7%         ($95)    -1.2%
PRECEDING FISCAL YEARS:          FY1        (763)   -14.3%        (2,089)   -11.3%       (3,154)    -31.2%           95     -1.2%
                                 FY2        (659)    -9.9%        (3,013)   -21.0%       (1,732)    -24.7%         (114)    -1.6%
                                 FY3        (682)    -9.3%            na        na          658      17.2%       (1,038)   -18.3%
                                 FY4        (968)   -13.3%            na        na          328      12.4%         (283)    -5.3%
                                 FY5      (1,279)   -17.6%            na        na           na         na       (1,153)   -38.3%

NET INCOME                                           % Rev                   % Rev                  % Rev                   % Rev
LATEST 12 MONTHS:                LTM     ($1,384)   -27.8%       ($2,368)   -12.8%      ($3,469)    -15.7%        ($144)    -1.8%
PRECEDING FISCAL YEARS:          FY1       (1077)   -20.1%        (2,368)   -12.8%       (1,837)    -18.1%         (144)    -1.8%
                                 FY2        (599)    -9.0%        (2,283)   -15.9%       (1,163)    -16.6%         (146)    -2.0%
                                 FY3      (1,136)   -15.4%            na        na          584      15.2%       (1,212)   -21.4%
                                 FY4      (1,372)   -18.9%            na        na          289      10.9%       (1,294)   -24.4%
                                 FY5        (804)   -11.1%            na        na           na         na         (799)   -26.5%


FINANCIALS AS OF:                       11/30/98                12/31/98                9/30/98                12/31/98

TOTAL ASSETS                               2,741                  12,270                 65,279                   4,220
CASH                                          64                   3,386                  9,969                   1,022
TOTAL FUNDED DEBT                          2,501                   3,007                 18,087                     978
SHAREHOLDERS' EQUITY                      (1,495)                  4,190                 33,658                   2,574
TOTAL INVESTED CAPITAL                     1,006                   7,197                 51,746                   3,552

RATIO ANALYSIS:
CURRENT RATIO:                               0.9                    2.2                    3.4                     2.2
NET PROFIT MARGIN                         -27.8%                  -12.8%                 -15.7%                   -1.8%
RETURN ON ASSETS                          -50.5%                  -19.3%                  -5.3%                   -3.4%
RETURN ON EQUITY                           92.6%                  -56.5%                 -10.3%                   -5.6%
RETURN ON TOTAL INVESTED CAPITAL         -137.5%                  -32.9%                  -6.7%                   -4.0%
DEBT/TOTAL INVESTED CAPITAL               248.6%                   41.8%                  35.0%                   27.5%

THREE YEAR GROWTH RATES:
REVENUES                                   -9.7%                   29.0%                  56.4%                   14.9%
EBITDA                                     -6.5%                  -31.3%                    nmf                  238.7%
EBIT                                       -7.6%                  -30.7%                    nmf                  -30.5%
NET INCOME                                 -7.7%                    3.7%                    nmf                  -51.9%



                                       ---------------------------------------------------------------------------------------------
                                         Valley Forge            Rochester                                             BIOSEARCH
                                          Scientific              Medical                                          MEDICAL PRODUCTS,
                                             Corp.                 Corp.                 Trimedyne Inc.                  INC.
                                       ---------------------------------------------------------------------------------------------
FISCAL YEAR ENDED                              Sep 30                 Sep 30                   Sep 30                   Dec 31

REVENUES                                          % Growth                % Growth                  % Growth              % Growth
LATEST 12 MONTHS:                LTM     $3,996                 $10,009                  $6,385                   $1,295
PRECEDING FISCAL YEARS:          FY1      3,880     -2.5%         9,518     25.0%         6,985      -24.6%        1,295   -33.1%
                                 FY2      3,978     16.2%         7,615     37.5%         9,262       -1.3%        1,936   -26.9%
                                 FY3      3,425     27.4%         5,540     76.9%         9,383       -2.7%        2,649   -18.9%
                                 FY4      2,688    -25.1%         3,131     43.0%         9,639      -28.0%        3,268    -8.6%
                                 FY5      3,587                   2,189                  13,393                    3,574

EBITDA                                              % Rev                  % Rev                     % Rev                  % Rev
LATEST 12 MONTHS:                LTM       $206      5.2%       ($2,484)   -24.8%       ($2,034)     -31.9%        ($768)  -59.3%
PRECEDING FISCAL YEARS:          FY1        125      3.2%        (2,329)   -24.5%        (5,733)     -82.1%         (768)  -59.3%
                                 FY2        160      4.0%        (1,875)   -24.6%        (4,975)     -53.7%         (380)  -19.7%
                                 FY3         46      1.3%        (1,415)   -25.5%        (4,854)     -51.7%         (721)  -27.2%
                                 FY4       (223)    -8.3%          (954)   -30.5%        (5,343)     -55.4%         (699)  -21.4%
                                 FY5        776     21.6%          (668)   -30.5%        (2,226)     -16.6%         (308)   -8.6%

EBIT                                                % Rev                  % Rev                     % Rev                  % Rev
LATEST 12 MONTHS:                LTM        $74      1.8%       ($3,338)   -33.4%       ($2,323)     -36.4%        ($829)  -64.0%
PRECEDING FISCAL YEARS:          FY1        (10)    -0.2%        (3,106)   -32.6%        (6,038)     -86.4%         (829)  -64.0%
                                 FY2         20      0.5%        (2,414)   -31.7%        (5,379)     -58.1%         (472)  -24.4%
                                 FY3        (96)    -2.8%        (1,893)   -34.2%        (5,351)     -57.0%         (812)  -30.7%
                                 FY4       (366)   -13.6%        (1,299)   -41.5%        (5,931)     -61.5%         (814)  -24.9%
                                 FY5        695     19.4%        (1,003)   -45.8%        (2,774)     -20.7%         (333)   -9.3%


NET INCOME                                          % Rev                  % Rev                     % Rev                  % Rev
LATEST 12 MONTHS:                LTM        $20      0.5%       ($2,487)   -24.8%       ($2,481)     -38.9%        ($851)  -65.7%
PRECEDING FISCAL YEARS:          FY1        (34)    -0.9%        (2,258)   -23.7%        (6,218)     -89.0%         (851)  -65.7%
                                 FY2          7      0.2%        (2,099)   -27.6%        (5,535)     -59.8%         (556)  -28.7%
                                 FY3        (75)    -2.2%        (1,360)   -24.5%        (4,956)     -52.8%         (884)  -33.4%
                                 FY4       (216)    -8.0%        (1,311)   -41.9%        (5,622)     -58.3%         (844)  -25.8%
                                 FY5        548     15.3%          (964)   -44.0%        (2,265)     -16.9%         (440)  -12.3%


FINANCIALS AS OF:                      12/31/98                12/31/98                12/31/98                 12/31/98

TOTAL ASSETS                              4,209                  32,029                  14,602                      897
CASH                                      1,085                  15,671                   2,497                      106
TOTAL FUNDED DEBT                             0                       0                       0                        0
SHAREHOLDERS' EQUITY                      4,018                  30,724                  13,487                       89
TOTAL INVESTED CAPITAL                    4,018                  30,724                  13,487                       89

RATIO ANALYSIS:
CURRENT RATIO:                            18.9                    15.6                    12.6                      0.9
NET PROFIT MARGIN                          0.5%                  -24.8%                  -38.9%                   -65.7%
RETURN ON ASSETS                           0.5%                   -7.8%                  -17.0%                   -94.9%
RETURN ON EQUITY                           0.5%                   -8.1%                  -18.4%                  -954.3%
RETURN ON TOTAL INVESTED CAPITAL           0.5%                   -8.1%                  -18.4%                  -954.3%
DEBT/TOTAL INVESTED CAPITAL                0.0%                    0.0%                    0.0%                     0.0%

THREE YEAR GROWTH RATES:
REVENUES                                  13.0%                   44.9%                  -10.2%                   -26.6%
EBITDA                                      nmf                   34.7%                    2.4%                      nmf
EBIT                                     -70.2%                   33.7%                     nmf                      nmf
NET INCOME                               -45.8%                   19.9%                     nmf                      nmf

                                    EXHIBIT 4

                        BIOSEARCH MEDICAL PRODUCTS, INC.

                     Comparable Public Companies Market Data

                          ($ in 000s, except per share)

                                              --------------------------------------------------------------------------------------
                                               Electro-       Dexterity        Miltnol                               Valley Forge
                                              Cathether       Surgical,        Medical                                Scientific
                                                Corp.           Inc.       Technologies, Inc.   MedAmicus, Inc.         Corp.
                                              --------------------------------------------------------------------------------------
Exchange Listing                               Nasdaq BB        Nasdaq           Nasdaq             Nasdaq               Nasdaq

Ticket Symbol                                       ECTH          DEXT             NMTI               MEDM                 VLFG

Common Shares Oustanding (000's)                6,290.00      6,654.00        10,629.00           4,112.00             8,229.00

Price Per Share (April 9, 1999)                     0.15          1.42             3.56               1.13                 3.75

Market Value                                      944.00      9,461.00        37,871.00           4,626.00            30,860.00

Cash                                               64.00      3,386.00         9,969.00           1,022.00             1,085.00

Total Funded Debt                               2,501.00      3,007.00        18,087.00             978.00                 0.00

Total Capitalization (1)                        3,380.00      9,082.00        45,989.00           4,583.00            29,775.00

Latest Twelve Month Earnings Per Share              0.22          0.36             0.33               0.03                 0.00

Three Year Average Earnings Per Share               0.15          0.35             0.08               0.12                 0.00

1999 Forecasted Earnings Per Share                    na            na               na                 na                   na

1999 Forecasted Earnings Per Share                    na            na               na                 na                   na

                                                                                                RELATIVE VALUE MULTIPLES
------------------------------------------------------------------------------------------------------------------------------------
Price to Earnings                                  neg x         neg x            neg x              neg x           1,527.96 x

Price to  3 Year Average Earnings                  neg x         neg x            neg x              neg x                neg x

Price to 1999 Forecasted Earnings                   na x          na x           14.3 x               na x                 na x

Price to 2000 Forecasted Earnings                   na x          na x            8.9 x               na x                 na x

Price to Shareholders' Equity                      neg x             x            1.1 x              1.8 x                7.7 x

Total Capitalization to Revenues                   0.7 x         0.5 x            2.1 x              0.6 x                7.5 x

Total Capitalization to EBITDA                     neg x         neg x            neg x             12.4 x              144.6 x

Total Capitalization to 3 yr. Avg. EBITDA          neg x         neg x            neg x              neg x                neg x

Total Capitalization to EBIT                       neg x         neg x            neg x              neg x              404.2 x

Total Capitalization to 3 yr. Avg. EBIT            neg x         neg x            neg x              neg x                neg x
------------------------------------------------------------------------------------------------------------------------------------
                                              ----------------------------------------
                                               Rochester                  BIOSEARCH
                                                Medical     Trimedyne,     MEDICAL
                                                 Corp.         Inc.     PRODUCTS, INC.
                                              ----------------------------------------
Exchange Listing                                 Nasdaq        Nasdaq     Nasdaq BB

Ticket Symbol                                      ROCM          TMED            no

Common Shares Oustanding (000's)               5,349.00     10,906.00      2,211.00

Price Per Share (April 9, 1999)                    8.88          1.19          0.38

Market Value                                  47,472.00     12,956.00        829.00

Cash                                          15,671.00      2,497.00        106.00

Total Funded Debt                                  0.00          0.00          0.00

Total Capitalization (1)                      31,801.00     10,459.00        723.00

Latest Twelve Month Earnings Per Share             0.46          0.23          0.38

Three Year Average Earnings Per Share              0.36          0.51          0.35

1999 Forecasted Earnings Per Share                   na            na            na

1999 Forecasted Earnings Per Share                   na            na            na

                                                                                           Median         Mean
---------------------------------------------------------------------------------------------------------------
Price to Earnings                                  neg x        neg x         neg x         nmf x         nmf x

Price to  3 Year Average Earnings                  neg x        neg x         neg x         nmf x         nmf x

Price to 1999 Forecasted Earnings                   na x         na x          na x        14.3 x        14.3 x

Price to 2000 Forecasted Earnings                   na x         na x          na x         8.9 x         8.9 x

Price to Shareholders' Equity                      1.5.x        1.0 x         9.3 x         1.5 x         2.6 x

Total Capitalization to Revenues                   3.2 x        1.6 x         0.6 x         1.6 x         2.3 x

Total Capitalization to EBITDA                     neg x        neg x         neg x        78.5 x        78.5 x

Total Capitalization to 3 yr. Avg. EBITDA          neg x        neg x         neg x         nmf x         nmf x

Total Capitalization to EBIT                       neg x        neg x         neg x         nmf x         nmf x

Total Capitalization to 3 yr. Avg. EBIT            neg x        neg x         neg x         nmf x         nmf x
---------------------------------------------------------------------------------------------------------------

(1) Total Capitalization = Total Funded Debt + Market Value of Equity Securities Cash

                                   EXHIBIT 5

                           BIOSEARCH MEDICAL PRODUCTS

            Comparision of Biosearch to the Public Comparables Group

                        Absolute Size and Profit Margins
--------------------------------------------------------------------------------
                                                                    LTM Revenues
Company                                                               (In 000s)
-------                                                               ---------

Nitnol Medical Technologies, Inc.                                     $22,131.00
Dexterity Surgical, Inc.                                              $18,492.00
Rochester Medical Corp.                                               $10,009.00
MedAmicus, Inc.                                                       $ 8,032.00
Trimedyne, Inc.                                                       $ 6,385.00
Electro-Cathether Corp.                                               $ 4,979.00
Valley Forge Scientific Corp.                                         $ 3,996.00
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS                                            $ 1,295.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                    LTM EBITT
Company                                                          (As %  of Revs)
-------                                                          -----  --------

Valley Forge Scientific Corp.                                              1.80%
MedAmicus, Inc.                                                           -1.20%
Dexterity Surgical, Inc.                                                 -11.30%
Electro-Cathether Corp.                                                  -15.30%
Nitnol Medical  Technologies, Inc.                                       -15.70%
Rochester Medical Corp.                                                  -33.40%
Trimedyne, Inc.                                                          -36.40%
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS                                               -64.40%
--------------------------------------------------------------------------------

mean                                                                     -21.90%
median                                                                   -15.50%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                   Net Income
Company                                                          (As %  of Revs)
-------                                                          -----  --------

Valley Forge Scientific Corp.                                              0.50%
MedAmicus, Inc.                                                           -1.80%
Dexterity Surgicial, Inc.                                                -12.80%
Nitnol Medical Technologies, Inc.                                        -15.70%
Rochester Medical Corp.                                                  -24.80%
Electro-Cathether Corp.                                                  -27.80%
Timedyne, Inc.                                                           -38.90%
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS                                               -65.70%
--------------------------------------------------------------------------------

mean                                                                      23.40%
median                                                                   -20.30%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                    Total Assets
Company                                                              (in $000s)
-------                                                              ----------

Nitnol Medical Technologies, Inc.                                     $65,279.00
Dexterity Surgical, Inc.                                              $32,029.00
Rochester Medical Corp.                                               $14,602.00
MedAmicus, Inc.                                                       $12,270.00
Trimedyne, Inc.                                                       $ 4,220.00
Electro-Cathether Corp.                                               $ 2,209.00
Valley Forge Scientific Corp.                                         $ 2,741.00
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL  PRODUCTS                                           $   897.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                      LTM EBITDA
Company                                                           (As % of Revs)
-------                                                           --------------

Valley Forge Scientific Corp.                                              5.20%
MedAmicus, Inc.                                                            4.60%
Dexterity Surgical, Inc.                                                 -10.60%
Nitnol Medical  Technologies, Inc.                                       -10.80%
Electro-Cathether Corp.                                                  -12.60%
Rochester Medical Corp.                                                  -24.80%
Trimedyne, Inc.                                                          -31.90%
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS                                               -59.30%
--------------------------------------------------------------------------------

mean                                                                     -17.50%
median                                                                   -11.70%

--------------------------------------------------------------------------------

Notes:
-----

                                   EXHIBIT 5

                           BIOSEARCH MEDICAL PRODUCTS

            Comparision of Biosearch to the Public Comparables Group

                                  Growth Rates

--------------------------------------------------------------------------------
                                                                     3 Year CAGR
Company                                                               Revenues
-------                                                               --------

Nitnol Medical Technologies, Inc.                                         56.40%
Rochester Medical Corp.                                                   44.90%
Dexterity Surgical, Inc.                                                  29.00%
MedAmicus, Inc.                                                           14.90%
Valley Forge Scientific Group                                             13.00%
Electro-Cathether Corp.                                                   -9.70%
Trimedyne, Inc.                                                          -10.20%
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS                                               -26.60%
--------------------------------------------------------------------------------

Mean                                                                      14.00%
Median                                                                    14.00%

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                                                     3 Year CAGR
Company                                                                  EBIT
-------                                                                  ----

Rochester Medical Corp.                                                   33.70%
Electro-Cathether Corp.                                                   -7.60%
MedAmicus, Inc.                                                          -30.50%
Dexterity Surgicial, Inc.                                                -30.70%
Valley Forge Scientific Corp.                                            -70.20%
Trimedyne, Inc.                                                              nmf
Nitnol Medical Technologies, Inc.                                            nmf
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS, INC                                              nmf
--------------------------------------------------------------------------------

mean                                                                     -21.10%
median                                                                   -30.50%

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                                                       3 Year
Company                                                            CAGR Revenues
-------                                                            -------------

MedAmicus, Inc.                                                          238.70%
Rochester Medical Corp.                                                   34.70%
Trimedyne, Inc.                                                            2.40%
Electro-Cathether Corp.                                                   -6.50%
Dexterity Surgical, Inc.                                                 -31.30%
Valley Forge Scientific Corp.                                                nmf
Nitnol Medical Technologies, Inc.                                            nmf
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS                                                   nmf
--------------------------------------------------------------------------------

Mean                                                                      47.60%
Median                                                                     2.40%

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                                                     3 Year CAGR
Company                                                               Net Income
-------                                                               ----------
Rochester Medical Corp.                                                   19.90%
Dexterity Surgicial, Inc.                                                  3.70%
Electro-Cathether Corp.                                                   -7.70%
Valley Forge Scientific Corp.                                            -45.80%
MedAmicus, Inc.                                                          -51.90%
Trimedyne, Inc.                                                              nmf
Nitnol Medical Technologies, Inc.                                            nmf
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS, INC                                              nmf
--------------------------------------------------------------------------------

mean                                                                     -16.40%
median                                                                    -7.70%

--------------------------------------------------------------------------------


Notes:
------

                                   EXHIBIT 5

                           BIOSEARCH MEDICAL PRODUCTS

            Comparision of Biosearch to the Public Comparables Group

                              Relative Performance


--------------------------------------------------------------------------------

Company                                                         Return on Assets
-------                                                         ----------------

Valley Forge Scientific Corp.                                              0.50%
MedAmicus, Inc.                                                           -3.40%
Nitnol Medical Technologies, Inc.                                         -5.30%
Rochester Medical Corp.                                                   -7.80%
Trimedyne, Inc.                                                          -17.00%
Dexterity Surgicial, Inc.                                                -19.30%
Electro-Cathether Corp.                                                  -50.50%
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS, INC                                          -94.90%
--------------------------------------------------------------------------------

Mean                                                                     -24.70%
Median                                                                   -12.40%

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                                                                Return on Total
Company                                                         Invested Capital
-------                                                         ----------------

Valley Forge Scientific Corp.                                              0.50%
MedAmicus, Inc.                                                           -4.00%
Nitnol Medical Technologies, Inc.                                         -6.70%
Rochester Medical Corp.                                                   -8.10%
Trimedyne, Inc.                                                          -18.40%
Dexterity Surgicial, Inc.                                                -32.90%
Electro-Cathether Corp.                                                 -137.50%
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS, INC                                         -954.30%
--------------------------------------------------------------------------------

mean                                                                    -145.20%
median                                                                   -13.20%

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Company                                                         Return on Equity
-------                                                         ----------------

Electro-Cathether Corp.                                                   92.60%
Valley Forge Scientific Corp.                                              0.50%
MedAmicus, Inc.                                                           -5.60%
Rochester Medical Corp.                                                   -8.10%
Nitinol Medical Technologies, Inc.                                       -10.30%
Trimedyne, Inc.                                                          -18.40%
Dexterity Surgicial, Inc.                                                -56.50%
--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS, INC                                         -954.30%
--------------------------------------------------------------------------------

Mean                                                                    -120.00%
Median                                                                    -9.20%

--------------------------------------------------------------------------------


Notes:
------

---------------------------------------------------------------------------------------------------------------

                                                         EXHIBIT 6

                                                 BIOSEARCH MEDICAL PRODUCTS

                                               CALCULATION OF COST OF CAPITAL

---------------------------------------------------------------------------------------------------------------

Comparable Company Financial Data
---------------------------------
                                                                  Analysts' Consensus
                   Price/Earnings    Earnings Capitialization       Forecasted Growth    Implied Discounted
Company Name        Multiple (1)             Rate (2)                    Rate (3)              Rate (4)
------------        ------------             --------                    --------              --------

Nitinol Medical        14.3 x                 7.0%                         35.0%                 42.0%


                                                                 Mean Discount Rate                42.00%

(1)  Based on the market data as of 4/9/99

(2)  The inverse of the price/earnings multiple

(3)  Source: Zacks

(4)  Sum of the growth rate and the capitalization rate.

---------------------------------------------------------------------------------------------------------------

                                    Exhibit 7

                           BIOSEARCH MEDICAL PRODUCTS

                          Discounted Cash Flow Analysis

                                  ($ in 000's)

----------------------------------
PROBABILITY = 41% of the FORECASTS
----------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                                                                       Terminal
                                                       1999      2000      2001      2002      2003     Value [2]
-----------------------------------------------------------------------------------------------------------------
Total Revenues                                          765     1,112     1,454     1,733     2,001

Earnings before Interest and Taxes                      (29)       69      73.8       205       343
                                                      -----     -----     -----     -----     -----

Income Taxes of Subchapter S Distributions (1)           (9)       22      23.6        66       110
                                                      -----     -----     -----     -----     -----

Operating Income, net of tax                            (20)       47      50.2       139       233       245

Plus: Depreciation and Amortization                      19        19        19        19        19        19

Less: (Increase) Reduction in Net Working Capital       (44)       29        28        23        22        23

Less: (Capital Expenditures)                             (8)       (8)       (8)       (8)       (8)      (19)
                                                      -----     -----     -----     -----     -----     -----

Cash Flows                                              (52)       86        89       173       266       268

                                                                                                        -----
Residual Value (3)                                                                                        670
                                                                                                        -----

                                                      -------------------------------------------------------
Discount Rate                                                                  45.00%
                                                      -------------------------------------------------------

Number of periods                                      0.32      1.15      2.15      3.15      4.15      4.65

Discount Factor                                       0.887     0.6533    0.4506    0.3107    0.2143    0.178

Present Value of Cash Flows                             (47)       56        40        54        57

Sum of Present Value of Cash Flows                      181

Present Value of Residual Value                         119

Total Present Value (Enterprise Value)                $ 280

Less: Debt net of cash and investments as of            (49)
                                                      -----

                                                      =====
Net Equity Value                                      $ 329
                                                      =====

Per Share                                             $0.15

--------------------------------------------------------------------------------
                       Discount Rate Sensitivity Analysis
--------------------------------------------------------------------------------
                                           40%             45%               50%
Equity Value                             $346            $329           $   316
--------------------------------------------------------------------------------
 Per Share                               $0.16           $0.15          $  0.14



--------------------------------------------------------------------------------
                             Calculation of Net Debt
--------------------------------------------------------------------------------
Total Debt                                                                    0
Less: Cash and Marketable Securities                                         49
                                                                        -------
Net Debt                                                                    (49)
--------------------------------------------------------------------------------



Notes:
------

(1)  Assumes Pro-forma income taxes of 32%

(2) Terminal Cash flow based on growth rate in operating come of 5% with depreciation, CAPEX, and working capital investments unchanged from last forecasted year.

(3) Residual value equals cash flow capitalized at discount rate of 45% less growth rate of 5%, equaling 40%

           Percentage of
            Forecasted          Probability of         Expected
              Results              Result               Value
              -------              ------               -----

                0%                   5%                   0%

               25%                  35%                   9%

               50%                  50%                  25%

               75%                  10%                   8%

              100%                   0%                   0%
                                 ---------            ----------
                                   100%                  41%
                                                      ----------

                                   Exhibit 8

                           BIOSEARCH MEDICAL PRODUCTS

                         Discounted Cash Flow Analysis

                                  ($ in 000's)

PROBABILITY = 55% of the FORECASTS

-----------------------------------------------------------------------------------------------------------------
                                                                                                       Terminal
                                                       1999      2000      2001      2002      2003     Value [2]
-----------------------------------------------------------------------------------------------------------------
Total Revenues                                        1,020      1,483      1,939      2,311      2,668

Earnings before Interest and Taxes                      (38)        92         98        273        457
                                                     ------     ------     ------     ------     ------
Income Taxes of Subchapter S Distributions (1)          (12)        29         32         87        146
                                                     ------     ------     ------     ------     ------
Operating Income, net of tax                            (26)        62         67        186        311        327

Plus: Depreciation and Amortization                      25         25         25         25         25         25

Less: (Increase) Reduction in Net Working Capital       (23)        38         38         31         29         31

Less: (Capital Expenditures)                            (14)       (14)       (14)       (14)       (14)       (25)
                                                     ------     ------     ------     ------     ------     ------
Cash Flows                                              (38)       111        115        227        351        358
                                                                                                            ------
Residual Value (3)                                                                                             895
                                                                                                            ------

                                                     -------------------------------------------------------------
Discount Rate                                                                   45.00%
                                                     -------------------------------------------------------------

Number of periods                                      0.32       1.15       2.15       3.15       4.15       4.65

Discount Factor                                       0.887     0.6533     0.4506     0.3107     0.2143     0.1780

Present Value of Cash Flows                             (34)        73         52         71         75

Sum of Present Value of Cash Flows                      237

Present Value of Residual Value                         159

Total Present Value (Enterprise Value)               $  396

Less: Debt net of cash and investments as of            (49)
                                                     ------
                                                     ======
Net Equity Value                                     $  445
                                                     ======
Per Share                                            $ 0.20


--------------------------------------------------------------------------------
                       Discount Rate Sensitivity Analysis
--------------------------------------------------------------------------------
                                           40%             45%               50%
Equity Value                             $527            $445           $   384
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                             Calculation of Net Debt
--------------------------------------------------------------------------------
Total Debt                                                                    0
Less: Cash and Marketable Securities                                         49
                                                                         -------
Net Debt                                                                    (49)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Notes:
------

(1)  Assumes Pro-forma income taxes of 32%

(2) Terminal Cash flow based on growth rate in operating come of 5% with depreciation, CAPEX, and working capital investments unchanged from last forecasted year.

(3) Residual value equals cash flow capitalized at discount rate of 45% less growth rate of 5%, equaling 40%

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

           Percentage of
            Forecasted          Probability of         Expected
              Results              Result               Value
              -------              ------               -----


                 0%                   5%                  0%

                25%                  10%                  3%

                50%                  50%                 25%

                75%                  30%                 23%

               100%                   5%                  5%
                                   ------               -----
                                    100%                 55%
                                                        -----
--------------------------------------------------------------------------------

Biosearch Medical Products, Inc.                        Methodology & Background
--------------------------------------------------------------------------------

                                    Overview

     Howard, Lawson & Co. provides investment banking services to the senior management of private and public companies. Services include financial plans for corporations and their shareholders, valuations of securities and business interests, fairness opinions, debt and equity financing, litigation support, advice and negotiations dealing with changes in ownership, acquisitions and divestitures.

     In forming our opinion as to the value of Biosearch as of the Valuation Date, we considered all the factors which we deemed relevant and have described them in our report.

     We have interviewed the senior managements of Hydromer and Biosearch, and reviewed those documents which were necessary to form a sound opinion as to the value of Biosearch. In forming our opinion, we have followed the suggestion of Internal Revenue Service Revenue Ruling 59-60, which states in part:

     "Because valuations cannot be made on the basis of a prescribed formula, there is no means whereby the various applicable factors in a particular case can be assigned mathematical weights in deriving the fair market value. For this reason, no useful purpose is served by taking an average of several factors (for example, book value, capitalized earnings and capitalized dividends) and basing the valuation on the result. Such a process excludes active consideration of other pertinent factors, and the end result cannot be supported by a realistic application of significant facts in the case except by mere chance."

     In forming our opinion, we have also reviewed relevant court cases, treatises and articles dealing with valuation procedures.

--------------------------------------------------------------------------------
Howard, Lawson & Co.

Biosearch Medical Products, Inc.                        Methodology & Background
--------------------------------------------------------------------------------

                      Assumptions and Limiting Conditions

     This appraisal is subject to the following assumptions and limiting conditions: (1) information, estimates, and opinions contained in this report are obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser; (2) Hydromer and its representatives warrant to appraiser that the information supplied to appraiser was complete and accurate to the best of client's knowledge. Information supplied by management has been accepted without further verification as correctly reflecting Biosearch's past results and current condition in accordance with general accepted accounting principles, unless otherwise noted; (3) possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it i be used for any purpose by anyone but the client without the previous written consent of the appraiser or the client and, in any event, only with proper attribution; (4) appraiser is not required to give testimony in court, or be in attendance during any hearings or depositions with reference to Biosearch, unless previous arrangements have been made; and (5) the various estimates of value presented in this report apply to this appraisal only and may not be used out of the context presented herein. This appraisal is valid only for the appraisal date or dates specified herein and only for the appraisal purpose or purposes specified herein.

--------------------------------------------------------------------------------
Howard, Lawson & Co.

Biosearch Medical Products, Inc.                        Methodology & Background

                                 Certification

     This report was prepared by Frank Spewock and Michael Hanzelik, both employees of Howard, Lawson & Co. and actively involved in the firm's extensive valuation practice. The appraisers have no present or contemplated future interest in Biosearch or any other interest which might tend to prevent their making a fair and unbiased appraisal.

     We hereby certify, to the best of our knowledge and beliefs, the statements of fact contained in this report are true and correct, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.


                                                            /s/ Frank Spewock
                                                            --------------------
                                                                Frank Spewock
                                                                Partner


                                                            /s/ Michael Hanzelik
                                                            --------------------
                                                                Michael Hanzelik
                                                                Associate


                                                                June 3, 1999